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                                                                    Exhibit 21.1


                          Subsidiaries of Registrant


     Prime Group Realty, L.P., a Delaware limited partnership

     Prime Group Realty Services, Inc., a Maryland corporation

     In addition, the Company has interests in 52 entities which are formed in one of Delaware, Illinois, Indiana or Tennessee and which hold title or interests in the Company's properties.